Exhibit 16.1

December 20, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Immunovant, Inc. (formally known as Health Sciences Acquisitions Corporation) included under Item 4.01 of its Form 8-K dated December 18, 2019. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 18, 2019. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York